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                                                                       Exhibit 5

                               January 26, 1998


PLATINUM technology, inc.
1815 S. Meyers Road
Oakbrook Terrace, Illinois 60181

     Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

     We have acted as counsel for PLATINUM technology, inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registraton Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 2,028,421 shares of the Company's Common Stock, $.001 par value per share. Of the 2,028,421 shares, (a) 212,762 shares are currently issued (the "Shares"), (b) 1,768,421 shares (the "Preferred Shares") may be issued upon the conversion of the Company's Class II Series B Preferred Stock and (c) 47,238 shares may in the future be issued upon the exercise of certain outstanding warrants (the "Warrant Shares").

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants and transfer agent for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Certificate of Incorporation of the Company,
(c) the Certificate of Designations for the Class II Series B Preferred Stock,
(d) the By-Laws of the Company, (e) the Stock Purchase Agreement (the "Agreement") by and between the Company and Intel Corporation dated as of December 23, 1997, (f) resolutions adopted by the Board of Directors of the Company relating to the Agreement and the transactions related thereto and (g) the warrants (the "Warrants") related to the Warrant Shares.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have further assumed that all natural persons involved in the transactions contemplated by the Registration
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PLATINUM technology, inc.
January 26, 1998
Page 2


Statement (the "Offering") have sufficient legal capacity to enter into and perform their respective obligations and to carry out their roles in the Offering.

     Based upon and subject to the foregoing, it is our opinion that:

     (1)  The Shares are validly issued, fully paid and non-assessable;

     (2) The Preferred Shares, when issued by the Company upon conversion of the Class II Series B Preferred Stock in accordance with their terms, will be validly issued, fully paid and non-assessable.

     (3) The Warrant Shares, when issued by the Company upon the exercise of the Warrants in accordance with their terms and upon payment of the consideration required under the Warrants, will be validly issued, fully paid and non-assessable.

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5 to the Registration Statement.


                                        Very truly yours,




                                        KATTEN MUCHIN & ZAVIS